Exhibit 10.4
FIRST AMENDMENT TO SUBADVISORY AGREEMENT
THIS FIRST AMENDMENT TO THE SUBADVISORY AGREEMENT (this “Amendment”) dated as of May 12, 2015, with an effective date of February 9, 2015, is between CAREY LODGING ADVISORS, LLC, a Delaware limited liability company (the "Advisor") and CWA, LLC, an Illinois limited liability company (the “Subadvisor”).
W I T N E S S E T H:
WHEREAS, the Advisor and the Subadvisor have entered into that certain Subadvisory Agreement dated as of September 15, 2010, (as the same may be amended, modified or supplemented, the “Agreement”); and
WHEREAS, the Advisor and the Subadvisor have agreed to amend the Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2.    Closing. Section 6(a) of the Agreement is hereby deleted in its entirety and replaced by the following:
(a) Advisor shall reimburse Subadvisor for all expenses (the "”Reimbursable Expenses”) actually incurred by Subadvisor on Advisor’s or the REIT’s behalf in connection with the Services and which would be reimbursable under the Advisory Agreement if incurred by Advisor; provided, however, that (i) the personnel costs that shall be reimbursed to Subadvisor relating to MGM’s involvement in asset management activities shall not exceed $50,000 per quarter; and (ii) notwithstanding anything to the contrary in this Agreement, Advisor shall have no obligation to reimburse Subadvisor for Reimbursable Expenses unless and until the REIT reimburses Advisor for such Reimbursable Expenses.
3.    No Further Modification. Except as modified hereby, the Agreement shall remain in full force and effect, and as modified hereby, the Agreement is ratified and confirmed in all respects.
4.    Representations and Warranties. the Advisor and the Subadvisor each hereby represent and warrant that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on behalf of the Advisor and the Subadvisor, respectively, is duly authorized to do so.

5.    Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. An executed facsimile or .pdf of this Amendment may be relied upon as having, and shall be deemed to have, the same force and effect as an original.
6.    Governing Law. This Amendment shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Subadvisory Agreement as of the day and year first above written.

CAREY LODGING ADVISORS, LLC
By: CAREY ASSET MANAGEMENT CORP.,
its sole member

By: /s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title:    Managing Director and Chief Operating Officer

CWA, LLC
By: WATERMARK CAPITAL PARTNERS, LLC,
its Managing Member

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title:    Chairman and Managing Partner